UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Teradyne, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2272148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Riverpark Drive, North Reading, Massachusetts	01864
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.125 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

Holders of Teradyne common stock, par value $0.125 per share, are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Since holders of Teradyne common stock do not have cumulative voting rights, the holders of more than 50% of our common stock can elect all the directors if they so choose. Holders of Teradyne common stock are entitled to receive ratably dividends, if any, as may be declared by the Teradyne board of directors out of funds legally available for payment of dividends. Upon the liquidation, dissolution or winding up of Teradyne, holders of Teradyne common stock are entitled to receive ratably the net assets of Teradyne available after the payment of all debts and other liabilities of Teradyne. Holders of Teradyne common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 26, 2018	TERADYNE, INC.

	By:	/s/ Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	Chief Financial Officer